PetIQ, Inc. Reports Third Quarter 2022 Financial Results
Third Quarter 2022 Net Sales of Approximately $210 Million at the High-End of Guidance
Adjusted EBITDA Exceeds Company's Third Quarter Guidance
Reports Record Quarterly Cash from Operations of $64.5 Million
Raises 2022 Annual Adjusted EBITDA Outlook

EAGLE, Idaho – November 9, 2022 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the third quarter and nine months ended September 30, 2022.
Cord Christensen, PetIQ’s Chairman & CEO commented, “We are very pleased with our third quarter results. Our team delivered net sales at the high-end of our guidance range for the quarter and we significantly exceeded our adjusted EBITDA outlook, posting strong double-digit growth year-over-year. The third quarter performance was driven by sales growth in five of our seven manufactured product categories, with double-digit growth in four categories. Importantly, third quarter consumption in our flea and tick brands was positive to last year and this result was well ahead of the total category. Our financial results helped us generate the highest amount of cash in a single quarter. Our mission to provide convenient and affordable access to veterinarian products and services has never been more important, pet parents are continuing to see the value we are delivering, and we are increasing our market share as they experience our broad range of pet health and wellness offerings.”
Third Quarter 2022 Highlights Compared to Prior Year Period
•Net sales of $209.7 million, the high-end of the Company’s guidance for the quarter of $200 million to $210 million
•Product segment net sales of $176.2 million compared to $181.6 million, a decrease of 2.9%; Product segment net sales decreased 1.0% excluding $3.5 million of sales in the prior year period related to loss of distribution rights
•Net sales for PetIQ’s manufactured products increased to 32.3% of Product segment net sales compared to 31.0%
•Services segment net revenues of $33.5 million compared to $29.0 million, an increase of 15.6%
•Gross margin increased 420 basis points to 24.2%; adjusted gross margin increased 290 basis points to 25.8%
•Net loss of $49.6 million including a $47.3 million non-cash goodwill impairment charge, compared to a net loss of $8.3 million
•Adjusted net income of $4.3 million, or adjusted EPS of $0.15, an increase of 66.7% compared to $2.7 million, or $0.09
•EBITDA of $12.8 million, compared to $5.9 million, an increase of 115.8%
•Adjusted EBITDA of $19.2 million, compared to $16.4 million, an increase of 17.4% and above the Company's guidance for the quarter of $16.5 million to $17.5 million
•Adjusted EBITDA margin increased 140 basis points to 9.2% compared to 7.8%

Nine Month 2022 Highlights Compared to Prior Year Period
•Net sales of $737.4 million compared to $735.9 million, slightly above the prior year period; for comparative purposes, net sales increased 5.3% excluding $35.6 million of sales in the prior year period related to loss of distribution rights
•Product segment net sales of $643.0 million compared to $654.4 million, a decrease of 1.8%; Product segment net sales increased 3.9% excluding the aforementioned item

•Net sales for PetIQ’s manufactured products increased to 29.0% of Product segment net sales compared to 26.9%
•Services segment net revenues of $94.5 million compared to $81.4 million, an increase of 16.0%
•Gross margin increased 280 basis points to 23.1%; adjusted gross margin increased 230 basis points to 25.0%
•Net loss of $41.7 million including a $47.3 million non-cash goodwill impairment charge, compared to a net loss of $1.9 million
•Adjusted net income of $36.6 million, or adjusted EPS of $1.25, an increase of 5.0% compared to $33.3 million, or $1.19
•EBITDA of $50.0 million, compared to $44.1 million, an increase of 13.4%
•Adjusted EBITDA of $78.4 million, compared to $77.6 million, an increase of 1.0%
•Adjusted EBITDA margin increased 10 basis points to 10.6% compared to 10.5%

Third Quarter 2022 Financial Results
Net sales were $209.7 million for the third quarter of 2022, at the high-end of the Company’s guidance for the quarter of $200 million to $210 million. Net sales for the third quarter of 2022 decreased 0.4% compared to the prior year period. For comparative purposes, net sales increased 1.3%, excluding $3.5 million of sales in the prior year period related to the previously disclosed loss of distribution rights in the prior year period.
Third quarter Product net sales were in-line with the Company's expectations as it benefited from consumers returning to its core product categories and trading down from more expensive treatments into its PetIQ manufactured brands. The Company's new product launches in 2022 have continued to perform well.

Third quarter 2022 gross profit was $50.8 million, an increase of 20.7%, compared to $42.1 million in the prior year period. Gross margin increased 420 basis points to 24.2% from 20.0% in the prior year period. Adjusted gross profit was $53.0 million, an increase of 14.0%, compared to $46.5 million in the prior year period, reflecting favorable product mix including the success of the Company’s manufactured product portfolio such as the recently launched product NextStar. The Company also benefited from pricing and Services segment optimization during the quarter. Adjusted gross margin increased 290 basis points to 25.8% for the third quarter 2022 compared to 22.9% in the prior year period.

Selling, general and administrative expenses (“SG&A”) was $46.0 million for the third quarter of 2022 compared to $45.3 million in the prior year period. Adjusted SG&A was $41.3 million for the third quarter of 2022 compared to $39.0 million in the prior year period. As a percentage of net sales adjusted SG&A was 21.9%, an increase of 40 basis points compared to the prior year period. A significant driver of the increase in adjusted SG&A expenses was continued marketing investments of $2.1 million to support the growth of PetIQ's manufactured brand product portfolio.
Net loss was $49.6 million for the third quarter of 2022 which includes a $47.3 million non-cash goodwill impairment charge, compared to a net loss of $8.3 million in the prior year period. Adjusted net income for the third quarter of 2022 increased 62.1% to $4.3 million and adjusted earnings per diluted share ("EPS") was $0.15, compared to adjusted net income of $2.7 million, and adjusted EPS of $0.09 in the prior year period.
EBITDA was $12.8 million for the third quarter of 2022 compared to $5.9 million in the prior year period, an increase of 115.8%. Third quarter adjusted EBITDA was $19.2 million, an increase of 17.4%, compared to $16.4 million in the prior year period and above the Company's guidance of $16.5 million to $17.5 million. Adjusted EBITDA margin increased 140 basis points to 9.2% compared to 7.8% in the prior year period.
Adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted net income (loss), adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations. See “Non-GAAP Financial Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.
Segment Results
Product:
For the third quarter of 2022, Product segment net sales decreased 2.9% to $176.2 million from $181.6 million in the prior year period. For comparative purposes, Product segment net sales decreased 1.0% excluding $3.5 million of sales in the prior year period related to loss of distribution rights, as previously disclosed.

Product segment adjusted EBITDA increased 5.8% to $35.6 million from adjusted EBITDA of $33.7 million in the third quarter of 2021. Product segment adjusted EBITDA margin in the third quarter of 2022 was 20.2% compared to 18.5% in the prior year period as a result of favorable product mix due to sales of PetIQ's manufactured products.

Services:
For the third quarter of 2022, Services segment net revenues were $33.5 million, an increase of 15.6% compared to $29.0 million in the same period last year. Services segment adjusted EBITDA was $4.2 million, an increase of 10.6% compared to $3.8 million in the third quarter of 2021. Services segment net revenues and adjusted EBITDA benefited from improved revenue metrics and optimization of mobile clinics and wellness centers.
Cash Flow and Balance Sheet
The Company ended the quarter with total cash and cash equivalents of $56.7 million. During the third quarter, the Company generated $64.5 million of cash from operations. The Company’s total debt, which is comprised of its term loan, ABL, convertible debt and capital leases, was $454.6 million as of September 30, 2022. The Company had total liquidity, which it defines as cash on hand plus debt availability, of $181.7 million as of September 30, 2022. The Company repurchased a total of $3.9 million, or 373,408 shares, of its Class A Common Stock during the quarter pursuant to its previously announced stock repurchase program.

Outlook
For the full year 2022 the Company expects:
•Net sales of $920 million to $940 million, consistent with the net sales guidance previously provided on August 8, 2022. Based on this guidance and solely for comparative purposes, the Company expects net sales to increase 3.7% compared to 2021 based on the mid-point of the guidance and excluding $36.1 million of sales in the prior year related to the loss of distribution rights.

•Adjusted EBITDA of $93 million to $95 million, an increase of $1.0 million from the adjusted EBITDA guidance previously provided on August 8, 2022. Based on this guidance and solely comparative purposes, the Company expects adjusted EBITDA to increase approximately 3.2% compared to 2021 based on the mid-point of the guidance and excluding $1.8 million of adjusted EBITDA in the prior year related to the loss of distribution rights.
The Company does not provide guidance for the most directly comparable GAAP measure to Adjusted EBITDA, net income (loss), and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income (loss) without unreasonable effort due to the unavailability of reliable estimates for certain components of net income and the respective reconciliations. These forecasted items are not within the Company’s control, may vary greatly between periods and could significantly impact future financial results for the full year ending December 31, 2022.

Conference Call and Webcast
The Company will host a conference call with members of the executive management team to discuss these results. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 844-826-3033 and international listeners may dial 412-317-5185.
In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through November 30, 2022. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 10171940.
About PetIQ
PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform,

VIP Petcare, operates in over 2,600 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.
Contact: katie.turner@petiq.com or 208.513.1513
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; changes in general economic or market conditions, including inflation, that could affect overall consumer spending or our industry; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our ability to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed time to time with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: adjusted net income (loss), adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA, and adjusted EBITDA margin.
Adjusted net income (loss) consists of net income (loss) adjusted for tax expense, non-cash goodwill impairment charge, acquisition expenses, integration costs and costs of discontinued clinics, loss on debt extinguishment and related costs, non-same-store adjustment, litigation costs, and stock-based compensation expense. Adjusted net income (loss) is utilized by management to evaluate the effectiveness of our business strategies. Non-GAAP adjusted earnings per share is defined as non-GAAP adjusted net income divided by the weighted average number of shares of common stock outstanding during the period.

Adjusted gross profit consists of gross profit adjusted for gross profit on veterinarian clinics and wellness centers that are not part of same store sales. Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.
Adjusted SG&A consists of SG&A adjusted for acquisition expenses, stock-based compensation expense, non-same store adjustment, loss on debt extinguishment and related costs, integration costs and costs of discontinued clinics, and litigation expense.
EBITDA represents net income before interest, income taxes, depreciation and amortization and a non-cash goodwill impairment charge. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business including acquisition costs, loss on extinguishment of debt, stock-based compensation expense, non-same store adjustment, integration costs and costs of discontinued clinics and litigation expenses. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales.

Beginning in the fourth quarter and full year ending December 31, 2022, we will no longer add back non-same store adjustments in our calculation of Adjusted EBITDA and will recast prior year period to reflect this change.

Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.
We believe that the use of these non-GAAP measures provides additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating these non-GAAP measures that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate these non-GAAP measures in the same manner. Our management does not, and you should not, consider the non-GAAP financial measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

PetIQ, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in 000’s except for per share amounts)

	September 30, 2022	December 31, 2021
Current assets
Cash and cash equivalents	$56,718	$79,406
Accounts receivable, net	125,024	113,947
Inventories	147,049	96,440
Other current assets	7,392	8,896
Total current assets	336,183	298,689
Property, plant and equipment, net	74,823	76,613
Operating lease right of use assets	19,394	20,489
Other non-current assets	1,429	2,024
Intangible assets, net	176,936	190,662
Goodwill	182,949	231,110
Total assets	$791,714	$819,587
Liabilities and equity
Current liabilities
Accounts payable	$73,399	$55,057
Accrued wages payable	13,795	12,704
Accrued interest payable	2,947	3,811
Other accrued expenses	11,009	11,680
Current portion of operating leases	6,266	6,500
Current portion of long-term debt and finance leases	8,491	8,350
Total current liabilities	115,907	98,102
Operating leases, less current installments	14,005	14,843
Long-term debt, less current installments	444,598	448,470
Finance leases, less current installments	1,481	2,493
Other non-current liabilities	411	459
Total non-current liabilities	460,495	466,265
Equity
Additional paid-in capital	376,277	368,006
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 29,319 and 29,139 shares issued, respectively	29	29
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 252 and 272 shares issued and outstanding, respectively	—	—
Class A treasury stock, at cost, 373 and 0 shares, respectively	(3,857)	—
Accumulated deficit	(155,898)	(114,525)
Accumulated other comprehensive loss	(3,138)	(684)
Total stockholders' equity	213,413	252,826
Non-controlling interest	1,899	2,394
Total equity	215,312	255,220
Total liabilities and equity	$791,714	$819,587

PetIQ, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Product sales	$176,217	$181,557	$642,981	$654,448
Services revenue	33,508	28,977	94,453	81,444
Total net sales	209,725	210,534	737,434	735,892
Cost of products sold	131,414	$142,009	485,833	510,673
Cost of services	27,541	$26,453	81,222	75,720
Total cost of sales	158,955	168,462	567,055	586,393
Gross profit	50,770	42,072	170,379	149,499
Operating expenses
Selling, general and administrative expenses	45,984	45,252	144,815	129,066
Goodwill impairment	47,264	—	47,264	—
Operating (loss) income	(42,478)	(3,180)	(21,700)	20,433
Interest expense, net	7,276	6,168	19,696	18,693
Loss on debt extinguishment	—	—	—	5,453
Other expense (income), net	172	(1,337)	(31)	(1,992)
Total other expense, net	7,448	4,831	19,665	22,154
Pretax net loss	(49,926)	(8,011)	(41,365)	(1,721)
Income tax benefit (expense)	355	(317)	(368)	(187)
Net loss	(49,571)	(8,328)	(41,733)	(1,908)
Net loss attributable to non-controlling interest	(435)	(426)	(360)	(65)
Net loss attributable to PetIQ, Inc.	$(49,136)	$(7,902)	$(41,373)	$(1,843)
Net loss per share attributable to PetIQ, Inc. Class A common stock
Basic	$(1.68)	$(0.27)	$(1.42)	$(0.07)
Diluted	$(1.68)	$(0.27)	$(1.42)	$(0.07)
Weighted Average shares of Class A common stock outstanding
Basic	29,224	28,940	29,224	27,949
Diluted	29,224	28,940	29,224	27,949

PetIQ, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in 000’s)

	For the Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(41,733)	$(1,908)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization of intangible assets and loan fees	26,564	28,936
Loss on debt extinguishment	—	5,453
Loss (gain) on disposition of property, plant, and equipment	56	(1,185)
Stock based compensation expense	8,904	7,188
Goodwill impairment	47,264	—
Other non-cash activity	(7)	133
Changes in assets and liabilities
Accounts receivable	(11,219)	(21,910)
Inventories	(50,847)	(10,040)
Other assets	1,924	(883)
Accounts payable	18,957	(4,498)
Accrued wages payable	1,083	2,664
Other accrued expenses	(1,818)	6,515
Net cash (used in) provided by operating activities	(872)	10,465
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	—	5,055
Purchase of property, plant, and equipment	(9,797)	(24,577)
Net cash used in investing activities	(9,797)	(19,522)
Cash flows from financing activities
Proceeds from issuance of long-term debt	44,000	630,568
Principal payments on long-term debt	(49,700)	(595,321)
Repurchase of Class A common stock	(3,857)	—
Tax distributions to LLC Owners	—	(70)
Principal payments on finance lease obligations	(1,097)	(1,573)
Payment of deferred financing fees and debt discount	—	(6,454)
Tax withholding payments on Restricted Stock Units	(862)	(901)
Exercise of options to purchase Class A common stock	115	12,617
Net cash (used in) provided by financing activities	(11,401)	38,866
Net change in cash and cash equivalents	(22,070)	29,809
Effect of exchange rate changes on cash and cash equivalents	(618)	(91)
Cash and cash equivalents, beginning of period	79,406	33,456
Cash and cash equivalents, end of period	$56,718	$63,174

PetIQ, Inc.
Summary Segment Results
(Unaudited, in 000’s)

	For the Three Months Ended		For the Nine Months Ended
$'s in 000's	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Products segment sales	$176,217	$181,557	$642,981	$654,448
Services segment revenue:
Same-store sales	29,591	21,732	78,580	63,822
Non same-store sales	3,917	7,245	15,873	17,622
Total services segment revenue	$33,508	$28,977	$94,453	$81,444
Total net sales	$209,725	$210,534	$737,434	$735,892

Adjusted EBITDA
Products	$35,634	$33,678	$126,923	$120,657
Services	4,226	3,821	12,050	8,945
Unallocated Corporate	(20,651)	(21,135)	(60,588)	(52,018)
Total Adjusted EBITDA	$19,209	$16,364	$78,385	$77,584

PetIQ, Inc.
Reconciliation between gross profit and adjusted gross profit
(Unaudited, in 000’s)

	For the Three Months Ended		For the Nine Months Ended
$'s in 000's	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Gross profit	$50,770	$42,072	$170,379	$149,499
Plus:
Non same-store gross loss(4)	2,254	4,421	10,158	13,641
Adjusted gross profit	$53,025	$46,493	$180,538	$163,140
Gross Margin %	24.2%	20.0%	23.1%	20.3%
Adjusted gross margin %	25.8%	22.9%	25.0%	22.7%

PetIQ, Inc.
Reconciliation between Selling, General & Administrative (“SG&A”) and Adjusted SG&A
(Unaudited, in 000’s)

	For the Three Months Ended		For the Nine Months Ended
$'s in 000's	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
SG&A	$45,984	$45,252	$144,815	$129,066
Less:
Acquisition costs(2)	1,035	—	1,191	92
Loss on debt extinguishment and related costs(3)	—	—	—	985
Stock based compensation expense	2,238	2,627	8,904	7,188
Non same-store adjustment(4)	1,236	2,334	5,692	5,125
Integration costs and costs of discontinued clinics(5)	200	(1,041)	943	(354)
Litigation expenses	—	2,323	3,802	2,886
Adjusted SG&A	$41,275	$39,009	$124,284	$113,144
% of Sales (GAAP)	21.9%	21.5%	19.6%	17.5%
% of Sales (Adjusted)	20.1%	19.2%	17.2%	15.8%

PetIQ, Inc.
Reconciliation between Net Income and Adjusted EBITDA
(Unaudited, in 000’s)

	For the Three Months Ended		For the Nine Months Ended
$'s in 000's	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net loss	$(49,571)	$(8,328)	$(41,733)	$(1,908)
Plus:
Tax expense (benefit)	(355)	317	368	187
Depreciation	3,576	3,145	10,773	9,419
Amortization	4,602	4,627	13,602	17,682
Goodwill impairment(1)	47,264	—	47,264	—
Interest expense, net	7,276	6,168	19,696	18,693
EBITDA	$12,792	$5,929	$49,970	$44,073
Acquisition costs(2)	1,035	—	1,191	92
Loss on debt extinguishment and related costs(3)	—	—	—	6,438
Stock based compensation expense	2,238	2,627	8,904	7,188
Non same-store adjustment (4)	2,944	6,195	13,575	16,930
Integration costs and costs of discontinued clinics(5)	200	(1,041)	943	(354)
Litigation expenses	—	2,323	3,802	2,886
CFO Transition	—	331	—	331
Adjusted EBITDA	$19,209	$16,364	$78,385	$77,584
Adjusted EBITDA Margin	9.2%	7.8%	10.6%	10.5%

PetIQ, Inc.
Reconciliation between Net Income and Adjusted Net Income
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Nine Months Ended
$'s in 000's	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income	$(49,571)	$(8,328)	$(41,733)	$(1,908)
Plus:
Tax expense (benefit)	(355)	317	368	187
Goodwill impairment(1)	47,264		47,264
Acquisition costs(2)	1,035	—	1,191	92
Loss on debt extinguishment and related costs(3)	—	—	—	6,438
Stock based compensation expense	2,238	2,627	8,904	7,188
Non same-store adjustment(4)	3,490	6,755	15,850	18,766
Integration costs and costs of discontinued clinics(5)	200	(1,041)	943	(354)
Litigation expenses	—	2,323	3,802	2,886
Adjusted Net income	4,301	2,653	$36,589	$33,295

Non-GAAP adjusted EPS
Basic	$0.15	$0.09	$1.25	$1.19
Diluted	$0.15	$0.09	$1.25	$1.19
Weighted Average shares of Class A common stock outstanding used to compute non-GAAP adjusted EPS
Basic	29,224	28,940	29,224	27,949
Diluted	29,224	28,940	29,224	27,949

(1) Non-cash goodwill impairment due to a significant decline in the Company’s market capitalization, driven primarily by rising interest rates and macroeconomic conditions. Additionally, the Company made the strategic decision to slow expansion plans for the Services business this year.
(2) Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.
(3) Loss on debt extinguishment and related costs are related to our entering into two new credit facilities, including the write off of deferred financing costs and related costs.
(4) Non same-store adjustment includes revenue and costs, and associated gross profit, related to our Services segment wellness centers and host partners with less than six full quarters of operating results, and also include pre-opening expenses.
(5) Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses including personnel costs such as severance and signing bonuses, consulting costs, contract termination, and IT conversion costs. Depending on the type of costs, the costs are primarily in the Products and the corporate segments. Costs of discontinued clinics represent costs to close Services segment locations.